Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports Third Quarter 2018 Financial Results

San Diego, November 1, 2018 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended September 30, 2018.

Third Quarter 2018 Results

In comparing the third quarter of 2018 to the same period of 2017:

•	Pump shipments increased 118 percent to 8,434 pumps from 3,868 pumps
•	Sales increased 71 percent to $46.3 million from $27.0 million
•	Operating margin improved to negative 34 percent from negative 49 percent

“We delivered a record-setting quarter in terms of robust sales, improving gross margin and modest use of cash,” said Kim Blickenstaff, president and chief executive officer. “We’ll be working to build upon this momentum by continuing to scale our business into a leading global diabetes management organization, while advancing our product pipeline and furthering our mission to improve the lives of people with diabetes.”

Total pump shipments of 8,434 included 1,055 pumps for the launch of international operations to select geographies outside the United States, which commenced in August 2018. This resulted in international sales of $2.5 million, or 5 percent of total sales of $46.3 million in the third quarter of 2018.

Gross profit for the third quarter of 2018 increased 84 percent to $21.8 million, compared to $11.9 million for the same period of 2017. Gross margin was 47 percent for the quarter ended September 30, 2018, compared to 44 percent in the same period of 2017. This included a non-cash charge of $0.8 million for stock-based compensation in the third quarter of 2018, compared to $0.3 million for the comparable period of 2017.

For the third quarter of 2018, operating expenses totaled $37.5 million, compared to $25.0 million for the same period of 2017. Operating expenses included a non-cash charge for stock-based compensation of $8.8 million, compared to stock-based compensation of $2.1 million for the comparable period of 2017. Operating loss for the third quarter of 2018 was $15.7 million, compared to $13.2 million for the same period of 2017.

Net loss for the third quarter of 2018 was $34.2 million, which included a $12.3 million non-cash charge for the change in fair value of the Series A warrants issued in the Company’s October 2017 financing, as well as a $5.3 million charge associated with the full repayment of the Company’s term loan agreement in August 2018. This compares to a net loss of $16.0 million for the third quarter of 2017.

Cash Balance and Liquidity

As of September 30, 2018, the Company had $113.6 million in cash, cash equivalents and short-term investments. This balance reflects the net impact from $108.9 million in net proceeds related to the Company’s equity financing completed in August 2018 that was then used for the full repayment of the Company’s term loan agreement. The balance of the outstanding debt was approximately $82.7 million, plus approximately $5.0 million in associated financing fees that became due upon repayment. Excluding these financing transactions, the Company’s net use of cash in the third quarter of 2018 was $4.5 million compared to $19.2 million in the same period of 2017.

2018 Annual Guidance

For the year ending December 31, 2018, the Company is increasing its financial guidance as follows:

•	Sales are estimated to be in the range of $160 million to $165 million, which represents an annual sales growth of 49 percent to 53 percent compared to 2017
•	Operating margin is estimated to be in the range of negative 37 percent to negative 32 percent, which includes:
o	Approximately $20.0 million in non-cash, stock-based compensation expense
o	Approximately $7.0 million to $8.0 million of depreciation and amortization

Conference Call

The Company will hold a conference call and simultaneous webcast today at 5:30pm Eastern Time (2:30pm Pacific Time). The link to the webcast and information regarding the use of non-GAAP financial measures will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "1782389".

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2™ Insulin Pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark, and t:slim X2 and Basal-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results and the Company’s ability to scale its business operations and advance its product pipeline. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by the Company’s ability to obtain regulatory approval for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the potential that newer products that compete with the Company’s products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; and the potential that the process of purchasing the Company’s products, including insurance verification approval for individual customers, may delay or prevent the sale of the products. Other risks and uncertainties include the Company’s ability to manufacture products at quantities at higher volumes at an acceptable cost and in accordance with quality requirements; the Company’s ability to contract with third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the FDA or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.
GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	September 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$113,581	$14,179
Accounts receivable, net	21,689	20,793
Inventory, net	24,366	26,993
Other current assets	3,035	2,191
Total current assets	162,671	64,156

Restricted cash - long-term	-	10,000
Property and equipment, net	17,582	19,631
Other long term assets	1,353	1,559
Total assets	$181,606	$95,346
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$27,358	$22,470
Deferred revenue	3,703	2,526
Common stock warrants	20,643	5,432
Other current liabilities	6,846	5,657
Total current liabilities	58,550	36,085

Notes payable-long-term	-	76,541
Other long-term liabilities	7,627	11,868
Total liabilities	66,177	124,494

Total stockholders’ equity (deficit)	115,429	(29,148)
Total liabilities and stockholders’ equity (deficit)	$181,606	$95,346

TANDEM DIABETES CARE, INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$46,264	$27,003	$107,667	$67,306
Cost of sales	24,468	15,131	59,381	40,680
Gross profit	21,796	11,872	48,286	26,626

Operating expenses:
Selling, general and administrative	29,506	20,125	73,048	65,077
Research and development	7,999	4,914	20,430	14,910
Total operating expenses	37,505	25,039	93,478	79,987
Operating loss	(15,709)	(13,167)	(45,192)	(53,361)

Total other expense, net	(18,536)	(2,868)	(81,107)	(8,266)
Net loss	$(34,245)	$(16,035)	$(126,299)	$(61,627)

Net loss per share, basic and diluted	$(0.62)	$(3.09)	$(2.81)	$(13.79)

Weighted average shares used to compute basic and diluted net loss per share	55,615	5,190	44,993	4,468